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                [QUEENS COUNTY BANCORP, INC. NEWS RELEASE FORM]

Release Date:     July 10, 1996                Contact: Ilene A. Angarola
                                                        Vice President
                                                        Investor Relations
                                                        718:  359-6400, ext. 275





               QUEENS COUNTY BANCORP ANNOUNCES 4-FOR-3 STOCK SPLIT
                  AND INCREASES QUARTERLY CASH DIVIDEND 33-1/3%


Flushing, New York, July 10, 1996 -- Queens County Bancorp, Inc. (Nasdaq: QCSB) today announced that its Board of Directors has declared a four-for-three stock split in the form of a 33-1/3% stock dividend, to be paid on August 22, 1996 to shareholders of record at the close of business on August 1st. Shareholders will receive one additional share of Queens County Bancorp stock for every three shares held at the date of record, and cash in lieu of fractional shares, based on the average of the high and low bids on the record date as adjusted for the split.


Commenting on the Board's action, Chairman, President, and Chief Executive Officer Joseph R. Ficalora noted, "Since our first stock split on September 30, 1994, the price of our shares has increased nearly 123% from a post-split low of $21.75. It is our belief that, by splitting the stock, we are returning value to our shareholders and, at the same time, facilitating future trading by enhancing liquidity." As a result of the split, the number of shares outstanding will increase from 6,034,825 to 8,046,433.


In addition, the Board of Directors declared a 33-1/3% increase in the quarterly cash dividend from 25 cents to 33-1/3 cents per share. The cash dividend will be paid on August 15, 1996 on the number of shares held before the split to shareholders of record on August 1st.


Regarding the dividend, Mr. Ficalora stated, "This is our fourth consecutive dividend increase in as many quarters, a sign of our continuing commitment to our investors, and of our confidence in the Company's capacity to provide strong earnings. The effect of the split on the 33-1/3 cents per share dividend will be the equivalent of a 25 cents per share dividend on 33-1/3% more stock, thus maintaining our post-split annualized dividend at $1.00 per share."


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Queens County Bancorp Announces 4-for-3 Split and 33-1/3% Increase in Cash
Dividend                                                               2 2 2 2 2


Yesterday, the Company reported second quarter earnings of $6.3 million, equivalent to $1.10 per share and a return on average assets ("ROA") of 1.99%. For the six months ended June 30, 1996, the Company recorded earnings of $11.5 million, equivalent to $2.01 per share and an ROA of 1.84%. The Company's book value at quarter's end was $35.79.


Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. FDIC-insured through the Bank Insurance Fund, the Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. Information about the Company's financial performance can now be found in the "Corporate News on the Net" section of BusinessWire's home page; the address is HTTP:\\WWW.BusinessWire.Com.


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